                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  FORM 8-K/A

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

                                August 1, 2000
               Date of Report (Date of earliest event reported)


                        CHOICE ONE COMMUNICATIONS INC.

                          --------------------------

            (Exact name of registrant as specified in its charter)

          Delaware                         0-29279               16-1550742
          --------                         -------               ----------
(State of other jurisdiction of          (Commission            (IRS Employer
incorporation or organization)            File No.)          Identification No.)


           100 Chestnut Street, Suite 700, Rochester, New York 14604

               -------------------------------------------------
             (Address of principal executive offices and zip code)

                                (716) 246-4231

                                 ------------
             (Registrant's telephone number, including area code)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

Acquisition of US Xchange, Inc.

     On August 1, 2000, Choice One Communications Inc. (the "Company") consummated the merger pursuant to the Agreement and Plan of Merger (the "Merger Agreement") (which was filed as Exhibit 99.2 to the Company's 8-K/A dated May 14, 2000) with US Xchange, Inc., a Delaware corporation ("US Xchange"), and the stockholder of US Xchange, pursuant to which US Xchange merged with and into Barter Acquisition Corporation, a wholly owned subsidiary of the Company (the "Merger").

     The Company issued approximately 6.74 million shares of its common stock and paid approximately $303 million in net cash pursuant to the merger. The Company granted registration rights to the holder of the shares of its common stock issued in the Merger for the registration of such shares under the Securities Act of 1933. The shareholder of US Xchange also received the right to designate a representative to the Company's Board of Directors so long as he continues to own at least 4.5 million shares of the Company's common stock, pursuant to an amendment to the existing transaction agreement among the Company and its principal management and institutional investors.

     To finance the Merger, the Company entered into a $350 million Second Amended and Restated Credit Agreement with First Union Investors Inc., as Administrative Agent, General Electric Capital Corporation, as Syndication Agent, and Morgan Stanley Senior Funding, Inc., as Documentation Agent, approximately $145 million of which was used for the acquisition. In addition, the Company issued to Morgan Stanley Dean Witter Capital Partners IV, L.P. and related limited partnerships 200,000 shares of Series A Senior Cumulative Preferred Stock, along with warrants to purchase 1,747,454 shares of common stock of the Company at an exercise price of $.01 per share. The Company and its principal management and institutional investors entered into an amendment to their existing registration rights agreement in connection with the preferred stock financing.

     In addition, the Company entered into a $180 million Bridge Financing Agreement with Morgan Stanley Senior Funding Inc. to finance additional market expansion. As of August 1, 2000, the Company had not borrowed any money under that facility.

     Attached as Exhibit 99.1 is a press release issued by the Company dated August 1, 2000 with respect to the Merger and related financings, which is incorporated by reference herein.

     Certain statements contained in this Current Report on Form 8-K are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. The words "believes", "expects", "estimates", "anticipates", "will be" and "plans" and similar words or expressions identify forward-looking statements made by or on behalf of the Company. These forward-looking statements are subject to many uncertainties and factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, availability of financing and regulatory approvals, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the Company's business, changes in the competitive climate in which the Company operates and the emergence of future opportunities, all of which could cause actual results and experiences of the Company to differ materially from anticipated results and expectations expressed in the forward-looking statements contained herein. These and other applicable risks are summarized under the caption "Risk Factors" and elsewhere in the Company's Registration Statement on Form S-1, Registration No. 333-91321, filed with the Securities and Exchange Commission and declared effective on February 16, 2000.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

                                                                            Page
                                                                            ----
(a)  Unaudited financial statements of US Xchange, Inc. for the three       14
     months ended March 31, 2000 and the Audited Financial Statements of US Xchange, Inc. for each of the three years in the period ended December 31, 1999

(b)  Pro Forma Financial Information for the year ended December 31, 1999   5
     and as of and for the six (6) months ended June 30, 2000

(c)  Exhibits.

     2.1 Agreement and Plan of Merger, dated as of May 14, 2000, among the Company, US Xchange, Inc. and Barter Acquisition Corporation, incorporated by reference to Exhibit 99.2 to the Company's Form 8-K/A filed May 16, 2000.

     3.1 Amended and Restated Certificate of Incorporation of the Company incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, (Commission file number 333-91321) and the Certificate of Designations for the Choice One Communications Inc. Series A Senior Cumulative Preferred Stock incorporated by reference to Exhibit 3.1 to the Company's Form 8-K filed August 11, 2000.

     10.1 Amendment No. 4 to the Registration Rights Agreement dated as of August 1, 2000 to the Registration Rights Agreement dated as of July 8, 1998 among Choice One Communications Inc., the Investor Holders and the Management Holders incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed August 11, 2000.

     10.2 Amendment No. 7 to the Transaction Agreement dated as of August 1, 2000 to the Transaction Agreement dated as of July 8, 1998 among Choice One Communications, L.L.C. and holders of Investor Equity and Management Equity incorporated by reference to Exhibit 10.2 to the company's Form 8-K filed August 11, 2000.

     10.3 Bridge Financing Agreement dated as of August 1, 2000 among Choice One Communications Inc., the lender parties hereto and Morgan Stanley Senior Funding Inc., as Administrative Agent, Morgan Stanley Senior Funding, Inc., as Arranger and Book Runner incorporated by reference to Exhibit 10.3 to the Company's Form 8-K filed August 11, 2000.

     10.4 Warrant No. 1 to purchase 1,570,907 shares of Common Stock of Choice One Communications Inc. incorporated by reference to Exhibit 10.4 to the Company's Form 8-K filed August 11, 2000.

     10.5 Warrant No. 2 to Purchase 133,670 shares of Common Stock of Choice One Communications Inc. incorporated by reference to Exhibit 10.5 to the Company's Form 8-K filed August 11, 2000.

     10.6 Warrant No. 3 to Purchase 42,877 shares of Common Stock of Choice One Communications Inc. incorporated by reference to Exhibit 10.6 to the Company's Form 8-K filed August 11, 2000.

     10.7 Securities Purchase Agreement dated as of August 1, 2000 among Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Dean Witter Capital Investors IV, and Choice One Communications Inc. relating to the purchase and sale of securities of Choice One Communications Inc. incorporated by reference to
           Exhibit 10.7 to the company's Form 8-K filed August 11, 2000.

     10.8 Second Amended and Restated Credit Agreement, dated as of August 1, 2000, by and among Choice One Communications Inc., a Delaware corporation, as Guarantor, its Subsidiaries listed on the signature pages hereto and any additional Subsidiaries joined hereto, as Borrowers, the Lenders who are or may become a party to this Agreement, First Union Investors Inc., as Administrative Agent, General Electric Capital Corporation, as Syndication Agent and Morgan Stanley Senior Funding, Inc., as Documentation Agent incorporated by reference to Exhibit 10.8 to the Company's Form 8-K filed August 11, 2000.

     10.9 Fiber Optic Agreement and Grant of IRU dated August 1, 2000, by and between Choice One Communications Inc., and RVP Fiber Company, L.L.C. incorporated by reference to Exhibit 10.9 to the Company's Form 8-K filed August 11, 2000.

     10.10 Form of Executive Employment Agreement between former executives of US Xchange, Inc. and Choice One Communications Inc. incorporated by reference to Exhibit 10.6 to the Company's Form 8-K filed August 11, 2000.

     23.1  Consent of BDO Seidman, LLP, independent auditors.

     99.1 Press Release, dated August 1, 2000, announcing the Company's execution of a definitive agreement to acquire US Xchange incorporated by reference to Exhibit 99.1 to the Company's Form 8-K filed August 11, 2000.


                                  SIGNATURES

  Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CHOICE ONE COMMUNICATIONS INC.


                                           /s/  Ajay Sabherwal
Dated: September 15, 2000           By:_________________________________________
                                    Name:  Ajay Sabherwal
                                    Title: Executive Vice President - Finance
                                           Chief Financial Officer

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of the Company with those of US Xchange, including respective subsidiaries after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of June 30, 2000, gives effect to the merger as if it occurred on June 30, 2000. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 gives effect to the merger with US Xchange as well as the acquisition of Atlantic Connections, L.L.C. as if they occurred on January 1, 1999. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2000 gives effect to the merger with US Xchange as if it occurred on January 1, 1999. These statements are prepared based on the merger being accounted for as a purchase and on the notes to these unaudited pro forma condensed combined financial statements. In November 1999, the Company acquired Atlantic Connections, L.L.C. The transaction was accounted for as a purchase and is included in the Company's Consolidated Statements of Operations since the date of acquisition. In connection with the acquisition of Atlantic Connections, additional purchase price was payable if specified performance criteria were met following that acquisition. Such additional purchase price is to be paid in September 2000 in the amount of $1.5 million. The unaudited pro forma statements give effect to this additional purchase price.

     The following unaudited pro forma financial information has been prepared based upon, and should be read in conjunction with, the audited historical consolidated financial statements of the Company, US Xchange and Atlantic Connections, L.L.C. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the merger been complete on June 30, 2000 or at the beginning of the period for which the merger is being given effect, nor are they necessarily indicative of any future financial position or operating results.

     US Xchange transferred all of the fiber business to RVP Fiber Company, L.L.C., an entity controlled by US Xchange's sole stockholder prior to the consummation of the merger; provided, however, such entity will grant the Company indefeasible rights of use (IRU) with respect to 8 fiber strands on each route (except routes where 8 fiber strands exceed 50% of US Xchange's capacity, in which case the Company will receive 4 strands). The pro forma condensed combined statement of operations and the pro forma condensed combined balance sheet reflect the transfer of the fiber business for the six months ended June 30, 2000. The operations of the fiber business for the year ended December 31, 1999 were not significant.

     The unaudited pro forma statements are based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances.

             Unaudited Pro Forma Condensed Combined Balance Sheet
                            (Amounts in thousands)

                                                                                June 30, 2000
                                                    ---------------------------------------------------------------------
                                                     Choice One         US Xchange          Pro Forma          Pro Forma
                                                     Historical         Historical         Adjustments         Combined
                                                     ----------         ----------         -----------         --------
Assets:
Current assets:
  Cash and cash equivalents......................     $   8,095          $     277         $    38,117 /(1)/   $  46,489
  Restricted investments.........................            --             29,173             (29,173)/(1)/          --
  Accounts receivable, net.......................         8,024              8,022                 (74)/(2)/      15,972
  Note receivable................................         5,357                 --              (5,357)/(3)/          --
  Prepaid expenses and other current assets......         1,616              1,298                  --             2,914
                                                      ---------          ---------         -----------         ---------
     Total current assets........................        23,092             38,770               3,513            65,375
                                                      ---------          ---------         -----------         ---------

Property, plant and equipment, net...............       120,037            135,779             (39,120)/(2)/     216,696
                                                      ---------          ---------         -----------         ---------
     Total.......................................       120,037            135,779             (39,120)          216,696
                                                      ---------          ---------         -----------         ---------

Other assets:
  Other assets...................................        21,243             14,667             383,342 /(3)/     419,252
  Restricted investments.........................            --              8,944              (8,944)/(1)/          --
                                                      ---------          ---------         -----------         ---------
     Total other assets..........................        21,243             23,611             374,398           416,752
                                                      ---------          ---------         -----------         ---------
     Total Assets................................     $ 164,372          $ 198,160         $   338,791         $ 701,323
                                                      =========          =========         ===========         =========

Liabilities and Stockholders' Equity:
Current liabilities:
  Current portion of long-term debt..............     $   2,430          $     800         $      (800)/(4)/   $   2,430
  Note payable...................................            --              5,318              (5,318)/(4)/          --
  Senior secured facility........................            --             50,000             (50,000)/(4)/          --
  Accounts payable...............................           939             10,451                (203)/(2)/      11,187
  Accrued expenses...............................        15,704             18,995                (375)/(5)/      34,324
                                                      ---------          ---------         -----------         ---------
     Total current liabilities...................        19,073             85,564             (56,696)           47,941
                                                      ---------          ---------         -----------         ---------

Long-term liabilities:...........................         1,655            243,530            (104,530)/(6)/     140,655
                                                      ---------          ---------         -----------         ---------

Stockholders' Equity:
  Preferred stock................................            --                 --                   2 /(7)/           2
  Common stock and additional paid
     in capital..................................       343,827             60,000             323,834 /(7)/     727,661
  Deferred compensation..........................       (55,961)                --             (14,753)/(7)/     (70,714)
  Accumulated deficit............................      (144,222)          (190,934)            190,934 /(7)/    (144,222)
                                                      ---------          ---------         -----------         ---------
     Total stockholders' equity..................       143,644           (130,934)            500,017           512,727
                                                      ---------          ---------         -----------         ---------
Total Liabilities and Stockholders' Equity.......     $ 164,372          $ 198,160         $   338,791         $ 701,323
                                                      =========          =========         ===========         =========

  The accompanying notes are an integral part of these financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

     1. Reflects the release of the restrictions on the current and non-current restricted investments of US Xchange of $38.1 million.

     2. Reflects the assets and liabilities related to the fiber network. The net assets were transferred to RVP Fiber Company, L.L.C. which will retain ownership and operation of the fiber network.

     3. Reflects the estimated purchase accounting adjustments for the acquisition based upon the historical book value of US Xchange's assets of June 30, 2000. For purchase accounting, US Xchange's assets have been recorded at their estimated fair market value. The estimated amounts of the assets and liabilities acquired from US Xchange are not expected to differ materially from the final assigned values. Purchase accounting adjustments were reflected to record the estimated fair value of the customer base acquired of $31.0 million, the IRU of $42.0 million and the goodwill of $315.0 million and decrease the long-term debt not assumed of $299.1 million (including accrued interest) as well as the related asset of deferred financing costs of $6.6 million. The estimated value attached to the common stock to be issued by the Company to US Xchange was $27.56 per share which represents the closing price on August 1, 2000. The calculation of excess purchase cost over fair value of net assets acquired is as follows:

(Amounts in thousands)
Cash paid...............................................   $ 339,000
Common stock issued.....................................     171,083
Cash advance............................................       5,357
Direct acquisition costs................................      12,500
                                                           ---------
Total purchase cost.....................................     527,940
Less:  Net book value of US Xchange.....................    (130,934)
Less:  Adjustments in net assets to fair value..........     270,413
                                                           ---------
Excess of purchase costs over fair value of assets
acquired and liabilities assumed (goodwill).............   $ 388,461
                                                           =========

     The pro forma adjustment also represents a decrease of $6.6 million for the remaining net book value of the debt issuance costs existing on US Xchange's balance sheet, and the $1.5 million additional purchase price for Atlantic Connections, which represents the resolution of purchase price contingency, to be paid in September 2000.

     The pro forma adjustment also represents the elimination of the cash advance to US Xchange for $5.4 million.

     4. Reflects the elimination of debt of US Xchange that was not assumed in the acquisition.

     5. Reflects the liability for direct acquisition costs of $12.5 million, issuance costs for the preferred stock financing of $2.0, liability for additional purchase price for Atlantic Connections of $1.5 million less accrued interest of $16.4 million related to the debt of US Xchange which was not assumed in the acquisition.

     6. Reflects the elimination of $231.9 million of debt of US Xchange that was not assumed in the acquisition and debt related to the fiber business that was not acquired of $11.6 million. Also reflects borrowings of $139.0 million of the $350.0 million senior credit facility amended on August 1, 2000 and accrued interest of $9.2 million at an effective interest rate on the amended senior credit facility of 13.15% per annum. The credit facility consists of a revolving credit facility, term A loan and term B loan. The revolving credit facility is a $100 million eight-year revolver, of which $14 million was borrowed for the acquisition. The term A loan is a $125 million eight-year multiple draw term loan. All of the term A loan was available as of August 1, 2000. The term B loan is a $125 million eight and one-half year loan of which all was borrowed for the acquisition. Borrowings under the credit facility bear interest at the company's option, at the higher of the lender's prime rate or the effective federal funds rate, plus 1/2 of 1%, plus the applicable margin, or at the LIBOR rate for deposits in US dollars for the relevant period, adjusted for the statutory reserve rate, plus applicable margin.

     7. Reflects issuance of $200.0 million of Series A Senior Cumulative Preferred Stock less issuance costs and warrants exercisable to purchase shares of the Company's common stock. The non-convertible preferred stock matures on August 1, 2012, are redeemable by the Company beginning on the fifth anniversary of issue date, and provides for annual dividends of 14% (which are payable in kind for the first five years). The Company granted warrants to purchase 1,747,454 shares of common stock at an exercise price of $0.01 per share of common stock.

     Reflects issuance of 6.2 million common shares to Ronald H. VanderPol, sole shareholder of US Xchange at $27.56 per share which represents the closing price on August 1, 2000 and issuance of 535,296 common shares to employees of US Xchange. The common shares of the employees vest 50% per annum over two years. Deferred compensation has been recorded for $14.8 million related to the common shares issued to employees. Also reflects issuance costs of $2.0 million related to the Series A Preferred Stock and the elimination of the stockholder's equity of US Xchange.

        Unaudited Pro Forma Condensed Combined Statement of Operations
                    For the Six Months Ended June 30, 2000
            (Amounts in thousands, except share and per share data)

                                                   Choice One
                                                   Pro Forma        US Xchange          Pro Forma            Pro Forma
                                                   Historical       Historical         Adjustments           Combined
                                                   ----------       ----------         -----------           --------
Revenues.....................................     $    17,201         $ 20,526        $      595 /(1)(2)/   $    38,322

Operating expenses:
  Network costs..............................          16,701           22,629            (4,332)/(1)/           34,998
  Selling, general and administrative........          99,087           15,857             8,711 /(3)/          123,655
  Depreciation and amortization..............           6,979            8,892            19,514 /(2)(4)/        35,385
                                                  -----------         --------        ----------            -----------
  Total operating expenses...................         122,767           47,378            23,893                194,038
                                                  -----------         --------        ----------            -----------

Loss from operations.........................        (105,566)         (26,852)          (23,298)              (155,716)

Interest income (expense), net...............          (1,108)         (16,845)            7,689 /(5)/          (10,264)
                                                  -----------         --------        ----------            -----------

Net loss.....................................        (106,674)         (43,697)          (15,609)              (165,980)
                                                  -----------         --------        ----------            -----------

Accretion of preferred stock.................              --               --             3,911 /(6)/            3,911
Accrued preferred stock dividends............              --               --            16,346 /(6)/           16,346
                                                  -----------         --------        ----------            -----------

Net loss applicable to common stock..........     $  (106,674)        $(43,697)       $  (35,866)           $  (186,237)
                                                  ===========         ========        ==========            ===========

Weighted average number of shares
 outstanding, basic and diluted..............      28,689,868                          6,742,959 /(7)/       35,432,827


Net loss per share, basic and diluted........     $     (3.72)                                              $     (5.26)
                                                  ===========                                               ===========

  The accompanying notes are an integral part of these financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2000

     The unaudited 2000 condensed combined pro forma statement of operations reflects the combination of the statement of operations of the Company for the six months ended June 30, 2000 and the statement of operations of US Xchange for the six months ended June 30, 2000.

     1. Reflects the reclassification of the bad debt expense of $0.7 million and switching and network operation center costs of $4.3 million related to cost of communication to selling, general and administrative expenses in conformity with the presentation of the Company.

     2. Reflects the results of the fiber business for the six months ended June 30, 2000. The impact to net loss is $(393). The fiber business was transferred to RVP Fiber Company, L.L.C. prior to the acquisition of US Xchange.

     3. Reflects deferred compensation of $3.7 million for issuance of common shares to employees of US Xchange. The common shares vest 50% per annum over two years.

     4. Reflects an increase in amortization expense of $19.5 million related to the amortization of the acquired goodwill, customer base and IRU. The value of the acquired goodwill is based on estimates and will be adjusted based upon the final allocation of the purchase price and is amortized using the straight-line method with an estimated useful life of 10 years. The value of the acquired customer base is $31.0 million, is based on estimates, and is amortized using the straight-line method with an estimated useful life of 5 years. The value of the IRU is $42.0 million, is based on estimates, and is amortized using the straight-line method with an estimated useful life of twenty years. Also reflects an increase in amortization expense related to the additional purchase of $1.5 million for Atlantic Connections of $80,000.

     5. Reflects a decrease in interest expense, net of $16.8 million related to the debt of US Xchange not assumed as part of the acquisition, offset by an increase in interest expense of $9.2 million related to the new debt incurred to finance a portion of the acquisition. The weighted average interest rate on the new debt was 13.15% per annum.

     6. Reflects the accretion of preferred stock over a five year period (the preferred stock becomes redeemable by the company on the fifth anniversary of the issue date) and accrued preferred stock dividends issued in connection with the financing of this transaction. The preferred stock provides for annual dividends of 14% (which are payable in kind for the first five years).

     7. Reflects 6.7 million common shares issued in connection with the acquisition of US Xchange.

        Unaudited Pro Forma Condensed Combined Statement of Operations
                     For the Year Ended December 31, 1999
            (Amounts in thousands, except share and per share data)

                                                                                 Atlantic
                                                     Atlantic                  Connections        US Xchange
                                      Choice One    Connections   US Xchange    Pro Forma          Pro Forma           Pro Forma
                                      Historical    Historical    Historical   Adjustments        Adjustments          Combined
                                      -----------   ------------  ----------   -----------       ------------         -----------
Revenues..........................    $     4,518   $      7,140  $   26,430   $        --       $      698 /(3)/     $    38,786

Operating expenses:
  Network costs...................          6,979          5,427      37,740            --           (8,778)/(3)/          41,368
  Selling, general and
   administrative.................         22,978          1,615      40,554            --           16,852 /(3)(4)/       81,999
  Depreciation and amortization...          5,153            514      13,191           742 /(1)/     39,846 /(5)/          59,446
                                      -----------   ------------  ----------   -----------       ----------           -----------
  Total operating expenses........         35,110          7,556      91,485           742           47,920               182,813
                                      -----------   ------------  ----------   -----------       ----------           -----------

Loss from operations..............        (30,592)          (416)    (65,055)         (742)         (47,222)             (144,027)

Interest income (expense), net....         (1,883)          (283)    (25,593)         (463)/(2)/      7,280 /(6)/         (20,942)
                                      -----------    ------------ ----------   -----------       ----------           -----------

Net loss..........................        (32,475)          (699)    (90,648)       (1,205)         (39,942)             (164,969)
                                      -----------    -----------  ----------   -----------       ----------           -----------

Accretion of preferred stock......             --             --          --            --            6,362 /(7)/           6,362

Accrued preferred stock dividends.             --             --          --            --           29,505 /(7)/          29,505

                                      -----------   ------------  ----------   -----------       ----------           -----------
Net loss applicable to common         $   (32,475)  $       (699) $  (90,648)  $    (1,205)      $  (75,809)          $  (200,836)
  stock............................   ===========   ============  ==========   ===========       ==========           ===========

Weighted average number of shares
  outstanding, basic and diluted..     22,022,256                                                 6,742,959 /(8)/      28,765,215

Net loss per share, basic and         $     (1.47)                                                                    $     (6.98)
  diluted..........................   ===========                                                                     ===========

  The accompanying notes are an integral part of these financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999

     The unaudited 1999 condensed combined pro forma statement of operations reflects the combination of the statement of operations of the Company for the year ended December 31, 1999 and the statement of operations of Atlantic Connections for the ten months ended October 31, 1999.

     1. Reflects an adjustment to depreciation expense related to the decrease in net tangible assets of Atlantic Connections, based on the assumptions that the acquisition had taken place on January 1, 1999. These assets have been restated at their estimated fair market values and depreciated over the remaining useful lives of the assets. The decrease in depreciation expense of $76,000 as compared to that recorded by Atlantic Connections, was included in operating expenses as indicated.

     Reflects an increase in amortization expense of $657,000 related to the amortization of the acquired goodwill and customer base, less the amortization expense of intangible assets recorded in Atlantic Connection's historical statement of operations. The values of the acquired goodwill and customer base are based on estimated values and are amortized using the straight-line method and estimated useful lives of 10 years and 5 years, respectively. Includes an increase in amortization expense of $161,000 related to the additional purchase price consideration of $1.5 million to be paid in September 2000.

     2. Reflects the additional interest expense of $463,000 incurred on the debt to finance the acquisition. The overall effective interest rate was 10.78% per annum.

     The unaudited 1999 condensed combined pro forma statement of operations reflects the combination of the statement of operations of the Company for the year ended December 31, 1999 and the statement of operations of US Xchange for the year ended December 31, 1999.

     3. Reflects the reclassification of bad debt expense of $0.7 million and switching and network operations center costs of $8.8 million related to cost of communication to selling, general and administrative expenses in conformity with the presentation of the Company.

     4. Reflects deferred compensation of $7.4 million for the issuance of common shares to employees of US Xchange. The common shares vest 50% per annum over two years.

     5. Reflects an increase in amortization expense of $39.9 million related to the amortization of the acquired goodwill, customer base and the IRU. The value of the acquired goodwill is based on estimates and will be adjusted based upon the final allocation of the purchase price and is amortized using the straight-line method with an estimated useful life of 10 years. The value of the acquired customer base is $31.0 million, is based on estimates, and is amortized using the straight-line method with an estimated useful life of five years. The value of the IRU is $42.0 million, is based on estimates, and is amortized using the straight-line method with an estimated useful life of 20 years.

     6. Reflects a decrease in interest expense of $25.6 million related to the debt of US Xchange not assumed as part of the acquisition, offset by an increase in interest expense of $18.3 million related to the new debt incurred to finance a portion of the acquisition. The weighted average interest rate on the new debt was 13.15% per annum.

     7. Reflects the accretion of preferred stock and accrued preferred stock dividends issued in connection with the financing of this transaction.

     8. Reflects 6.7 million common shares issued in connection with the acquisition of US Xchange.

(a) Interim Financial Statements:

                              US XCHANGE, L.L.C.
                          CONSOLIDATED BALANCE SHEETS

                                                           MARCH 31,      DECEMBER 31,
                                                             2000            1999
                                                         -------------   -------------
                                                          (unaudited)
ASSETS
CURRENT ASSETS
Cash and equivalents                                     $   1,419,902   $     189,304
Restricted investments                                      28,550,368      28,795,226
Accounts receivable, less allowance
for doubtful accounts of $1,076,000 and $792,000             6,794,043       5,995,466
Other current assets                                         1,112,598       1,003,960
                                                         -------------   -------------

TOTAL CURRENT ASSETS                                        37,876,911      35,983,956
                                                         -------------   -------------
NETWORKS AND EQUIPMENT
Networks and networks
in process (cost to complete of $3,000,000                 129,592,135     125,797,486
and $5,337,000)
Furniture and equipment                                     20,574,240      19,423,809
Leasehold improvements                                       7,740,850       7,451,545
                                                         -------------   -------------
                                                           157,907,225     152,672,840
Less accumulated depreciation and amortization              20,936,107      16,566,408
                                                         -------------   -------------
NET NETWORKS AND EQUIPMENT                                 136,971,118     136,106,432
                                                         -------------   -------------
OTHER ASSETS
Restricted investments                                      14,704,268      28,873,973
Debt issuance costs, net                                     6,817,800       7,029,423
Miscellaneous                                                2,322,354       2,106,239
                                                         -------------   -------------

TOTAL OTHER ASSETS                                          23,844,422      38,009,635
                                                         -------------   -------------
TOTAL ASSETS                                             $ 198,692,451   $ 210,100,023
                                                         =============   =============

LIABILITIES AND MEMBER'S DEFICIT
CURRENT LIABILITIES
Accounts payable                                         $  10,066,442   $   9,286,552
Accrued interest                                             7,663,064      15,191,526
Accrued other liabilities                                    2,603,126       2,105,387
Current maturities of long-term debt                           800,000         800,000
Senior secured facility                                     50,000,000      50,000,000
                                                         -------------   -------------
TOTAL CURRENT LIABILITIES                                   71,132,632      77,383,465
UNEARNED REVENUE                                             7,297,557       3,406,414

LONG-TERM DEBT, LESS CURRENT MATURITIES
15% Senior Notes                                           200,000,000     200,000,000
Notes payable                                                1,600,000       1,800,000
Member Subordinated Debt (including accrued interest)       27,666,962      14,746,750
                                                         -------------   -------------
TOTAL LIABILITIES                                          307,697,151     297,336,629

MEMBER'S DEFICIT
Capital contributions                                       60,000,000      60,000,000
Accumulated deficit                                       (169,004,700)   (147,236,606)
                                                         -------------   -------------
TOTAL MEMBER'S DEFICIT                                    (109,004,700)    (87,236,606)
                                                         -------------   -------------
TOTAL LIABILITIES AND MEMBER'S DEFICIT                   $ 198,692,451   $ 210,100,023
                                                         =============   =============

    See accompanying notes to unaudited consolidated financial statements.

                              US XCHANGE, L.L.C.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                                ---------
                                                           2000           1999
                                                       ------------   ------------
Revenues                                               $  9,720,601   $  4,339,437
Costs and Expenses:
  Cost of communication services                         10,971,909      8,207,998
  Selling, general and administrative                     7,887,858     10,086,505
  Depreciation and amortization                           4,391,193      2,229,520
                                                       ------------   ------------
Total costs and expenses                                 23,250,960     20,524,023
                                                       ------------   ------------
Loss from operations                                    (13,530,359)   (16,184,586)
                                                       ------------   ------------
Interest Expense                                         (8,862,370)    (5,933,845)
                                                       ------------   ------------
Interest Income                                             624,635      1,310,186
                                                       ------------   ------------
Net Loss                                               $(21,768,094)  $(20,808,245)
                                                       ============   ============

    See accompanying notes to unaudited consolidated financial statements.

                              US XCHANGE, L.L.C.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                               ---------
                                                         2000            1999
                                                     ------------    ------------
OPERATING ACTIVITIES
Net loss                                             $(21,768,094)   $(20,808,245)
Adjustments to reconcile net loss
to net cash used in operating activities:
  Depreciation and amortization                         4,602,817       2,229,520
  Provision for doubtful accounts                         284,065          85,000
  Interest earned on restricted investments              (585,437)       (957,295)
  Accrued interest on Member Subordinated Debt            393,587               -
  Increase in unearned revenue                          3,891,143               -
  Changes in assets and liabilities:
     Accounts receivable                               (1,082,642)       (993,245)
     Other current assets                                (108,638)       (243,971)
     Accounts payable                                     779,890      (2,730,628)
     Accrued liabilities                               (7,030,723)     (6,390,363)
                                                     ------------    ------------
NET CASH USED IN OPERATING ACTIVITIES                 (20,624,032)    (29,809,227)
                                                     ------------    ------------

INVESTING ACTIVITIES
Decrease in restricted investments                     15,000,000      15,500,000
Purchase of networks and equipment                     (5,244,335)    (14,503,515)
Increase in other assets                                 (227,660)       (259,395)
                                                     ------------    ------------
NET CASH PROVIDED BY INVESTING ACTIVITIES               9,528,005         737,090
                                                     ------------    ------------

FINANCING ACTIVITIES
Proceeds from long-term debt                           12,526,625               -
Repayment of long-term debt                              (200,000)       (133,333)
Direct costs of financing                                       -        (349,825)
                                                     ------------    ------------
NET CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES                                   12,326,625        (483,158)
                                                     ------------    ------------

NET INCREASE (DECREASE)
IN CASH AND EQUIVALENTS                                 1,230,598     (29,555,295)
Cash and equivalents, beginning of period                 189,304      40,018,552
                                                     ------------    ------------
Cash and equivalents, end of period                  $  1,419,902    $ 10,463,257
                                                     ============    ============

Supplemental Disclosure of Cash Flow Information
  Interest Paid (net of amounts capitalized)         $ 15,409,781    $ 15,558,846
                                                     ============    ============

    See accompanying notes to unaudited consolidated financial statements.

                              US XCHANGE, L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED
                                MARCH 31, 2000
                                  (unaudited)

1.   BASIS OF PRESENTATION

The consolidated balance sheet of US Xchange, L.L.C. (the "Company") at December 31, 1999 was obtained from the Company's audited balance sheet as of that date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. The Company's accounting policies and certain other disclosures are set forth in the notes to the Company's audited consolidated financial statements as of and for the year ended December 31, 1999.

2.   RESTRICTED INVESTMENTS

Restricted investments consist of U.S. government securities and money market funds plus accrued interest thereon purchased in connection with the 15% Senior Notes (see Note 4) to secure the first three years' (six semi-annual) interest payments on these notes, which payments the Company commenced on January 1, 1999. All these investments are classified as held-to-maturity securities. Such investments are stated at cost, which approximates fair value, and are reported in both current and long-term assets, based upon the maturity dates of the individual securities.

3.   UNEARNED REVENUES

Sales of indefeasible rights to use fiber or capacity ("IRU") are recorded as unearned revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The revenue is recognized over the life of the agreement as services are provided beginning on the date of customer acceptance. IRU revenues of $32,000 and $0 were earned during the three months ended March 31, 2000 and 1999, respectively.

4.   LONG-TERM DEBT

In August 1999, the Company entered into a Line of Credit Agreement with its sole member for up to $50 million in subordinated debt financing. Borrowings under this arrangement totaled $27.0 million at March 31, 2000. Under this subordinated line of credit, interest accrues on outstanding borrowings at a floating rate equal to prime rate less 1.25% (effectively 7.75% at March 31, 2000), and borrowings are secured by all present and future assets of the Company and are subordinated to the indebtedness under the Company's current and any future secured credit facilities. Repayment of borrowings under this line of credit and all accrued interest will commence upon the repayment of all obligations under the Company's current and any future secured credit facilities.

On April 30, 1999, the Company obtained a $50 million senior secured credit facility, pursuant to a Loan and Security Agreement among the Company's wholly-owned subsidiary, US Xchange Finance Company, L.L.C., as borrower, the Company and its operating subsidiaries, as guarantors, and General Electric Capital Corporation ("GE Capital"), as Administrative Agent and lender. As of March 31, 2000 the full $50 million was outstanding. Issuance costs approximating $1 million are being ratably amortized over the term of the facility. Loans under this facility bear interest at a floating rate equal to either a defined base rate plus 3.0% or at LIBOR plus 4.0%, at the borrower's option. The effective interest rate was 10.1% at March 31, 2000. Interest is payable at least on a quarterly basis. During 1999, unused portions of this facility subject to a commitment fee ranging between .75% and 1.25% of the unused amount. The aggregate outstanding principal is repayable in quarterly installments, commencing July 31, 2002 and continuing through April 30, 2007, based upon the following annual debt reduction formula: 10%, 15%, 20%, 25% and 30%. Borrowings are secured by all present and future real and personal property, assets and revenues of the borrower and its subsidiaries. The Company and the subsidiaries of the borrower have guaranteed the repayment of all indebtedness under this facility.

The senior secured revolving credit facility contains financial performance covenants regarding minimum quarterly revenues, maximum quarterly EBITDA losses and maximum annual capital expenditures, with which the Company did not comply for the quarters ended December 31, 1999 and March 31, 2000 and for the year ended December 31, 1999. (EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization.) GE Capital has agreed to forbear from exercising any remedies against the Company as a result of the non-compliance with these covenants through the earlier of a Termination Event, as defined by GE Capital, or July 31, 2000 (the "forbearance period"). As a result, the Company has classified the GE Capital senior secured credit facility as a current liability since there is no assurance that GE Capital will not require repayment of this credit facility after the forbearance period expires. However, it is anticipated that this credit facility will be settled as a result of the impending merger of the Company's new parent (see Note 7).

On June 25, 1998, the Company completed a sale of $200 million principal amount of 15% Senior Notes, due 2008 (the "15% Senior Notes"). Of the total net proceeds approximating $193.0 million, the Company placed approximately $82.5 million, representing funds, together with interest thereon, sufficient to pay the first six semi-annual interest payments on the 15% Senior Notes, into an escrow account for the benefit of the holders. Issuance costs approximating $7.0 million are being amortized ratably over the term of the debt. Interest on the 15% Senior Notes is payable semi-annually, on January 1 and July 1, commencing January 1, 1999. The Company made interest payments of $15 million, $15.5 million and $15.0 million on January 1, 2000, July 1, 1999 and January 1, 1999, respectively, to the holders of the 15% Senior Notes. The 15% Senior Notes are non-callable and mature in full on July 1, 2008.

The 15% Senior Notes are unsubordinated, unsecured senior indebtedness of the Company. The Company's subsidiaries have no obligation to pay amounts due on the 15% Senior Notes and do not guarantee the 15% Senior Notes. Therefore, the 15% Senior Notes are effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. The 15% Senior Notes are subject to certain covenants that, among other things, restrict the ability of the Company and certain subsidiaries to incur additional indebtedness, pay dividends or make distributions or redemptions in respect of membership interests.

On August 28, 1997, the Company entered into a credit facility agreement with a local bank that provided for borrowings of up to $4 million for the acquisition of office furniture, equipment and computer software and for construction costs related to leasehold improvements of office and switch site locations. In March 1998, the credit facility was fully utilized and converted into a term note payable in 60 equal monthly installments commencing April 1998. Amounts borrowed bear interest at 1/2% under the bank's prime rate or 2% over the bank's cost of funds, at the Company's option. The effective rate was 8.50% at March 31, 2000. Specific assets and the guarantee of an affiliated company owned by the Company's majority member secure all borrowings. The credit facility also provides that the affiliated company maintains minimum debt to tangible net worth and current ratio levels. At March 31, 2000, the affiliated company was in compliance with the covenant requirements.

The aggregate principal repayments of long-term debt over the next five years are as follows:


YEAR ENDING DECEMBER 31,
------------------------
2000 (9 months)                                                  600,000
2001                                                             800,000
2002                                                             800,000
2003                                                             200,000

5.   RELATED PARTY TRANSACTIONS

Under an expense sharing agreement with an affiliated company, the Company incurred $19,414 and $82,153 relating to management and administrative services for the three months ended March 31, 2000 and 1999, respectively. In October 1999, the Company entered into a lease agreement with the affiliated company for certain office furniture in its corporate administrative offices. Total lease costs under this agreement for the three months ended March 31, 2000 was $48,750.

The Company also leases its corporate administrative offices from two companies each of which is 50% controlled by the same affiliated company. Rents paid under these lease agreements were $394,207 and $134,757 for the three months ended March 31, 2000 and 1999, respectively. The Company has a lease agreement with another affiliated company owned by the majority member for aircraft transportation services. Total costs incurred under this arrangement for the three months ended March 31, 2000 and 1999 were $6,095 and $33,350, respectively.

See also Note 4 regarding the Company's borrowings under the subordinated line of credit from the Company's sole member.

6.   LEASES

The Company leases administrative and sales office facilities, operating sites and certain equipment under noncancelable operating leases having initial or remaining terms of more than one year. Certain of the Company's facility leases include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs and/or require the Company to pay certain maintenance and utility costs. Rental expense under these operating leases for the three months ended March 31, 2000 and 1999 was $1,127,800 and $719,600 respectively.

Future minimum lease payments under noncancelable operating leases at March 31, 2000 were as follows:


Year Ending                           Operating Site
December 31,       Office Facilities  Facilities      Equipment     Total
----------------------------------------------------------------------------
2000 (9 months)    $1,726,259         $474,310        $816,517   $3,017,085
2001                2,192,213          640,750         615,439    3,448,401
2002                1,980,657          634,812         307,200    2,922,669
2003                1,397,028          329,964           5,378    1,732,370
2004                  580,073          237,739              --      817,812
2005-2009                  --          865,822              --      865,822

7.   SUBSEQUENT EVENT

On May 14, 2000, the new parent of the Company, a corporation wholly-owned by the Company's sole member, entered into a definitive merger agreement with Choice One Communications, Inc. ("Choice One"), a publicly-held company. Under terms of the agreement, Choice One will exchange 7 million shares of its common stock and $311 million in net cash for all of the outstanding common stock of the Company's parent. Based on the price of Choice One's common stock as of the close of business on the day before the merger announcement, the merger is valued at approximately $518 million. In addition, as a condition of the merger, all of the holders of the 15% Senior Notes have agreed to a redemption price equal to 109% of their principal amount plus accrued interest, if any, to the closing date of the merger. The merger is subject to regulatory approvals and other customary conditions.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

US Xchange, L.L.C.
Grand Rapids, Michigan

We have audited the accompanying consolidated balance sheets of US Xchange, L.L.C. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, member's capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Xchange, L.L.C. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ BDO SEIDMAN, LLP
Grand Rapids, Michigan

May 17, 2000

                              US Xchange, L.L.C.

                          CONSOLIDATED BALANCE SHEETS


                                                                                              December 31,
                                                                                     -----------------------------
                                                                                          1999            1998
                                                                                     --------------  -------------
ASSETS
Current assets
  Cash and equivalents................................................               $     189,304   $  40,018,552
  Restricted investments..............................................                  28,795,226      28,525,109
  Accounts receivable, less allowance for doubtful
     accounts of $792,000 and $174,000................................                   5,995,466       1,865,503
                                                                                     -------------   -------------
  Other...............................................................                   1,003,960         700,411
                                                                                     -------------   -------------
     Total current assets.............................................                  35,983,956      71,109,575
                                                                                     -------------   -------------

Networks and equipment
  Networks and networks in process (cost to complete
         of $5,337,000)...............................................                 125,797,486      85,821,872
  Furniture and equipment.............................................                  19,423,809      14,017,604
  Leasehold improvements..............................................                   7,451,545       3,937,223
                                                                                     -------------   -------------
                                                                                       152,672,840     103,776,699
  Less accumulated depreciation and amortization......................                  16,566,408       3,432,193
                                                                                     -------------   -------------
Net networks and equipment............................................                 136,106,432     100,344,506
                                                                                     -------------   -------------

Other assets
  Restricted investments..............................................                  28,873,973      56,206,738
  Debt issuance costs, net............................................                   7,029,423       6,793,770
  Miscellaneous.......................................................                   2,106,239         261,328
                                                                                     -------------   -------------
     Total other assets...............................................                  38,009,635      63,261,836
                                                                                     -------------   -------------

Total assets                                                                         $ 210,100,023   $ 234,715,917
                                                                                     =============   =============

LIABILITIES AND MEMBER'S CAPITAL (DEFICIT)
Current liabilities
  Accounts payable....................................................               $   9,286,552   $  11,264,241
  Accrued interest....................................................                  15,191,526      15,521,634
  Accrued other liabilities...........................................                   2,105,387       1,185,820
  Current maturities of long-term debt................................                     800,000         800,000
  Senior secured facility.............................................                  50,000,000               -
                                                                                     -------------   -------------
     Total current liabilities........................................                  77,383,465      28,771,695

Unearned revenues                                                                        3,406,414               -
Long-term debt, less current maturities:
  15% Senior Notes....................................................                 200,000,000     200,000,000
  Member subordinated debt  (including accrued  interest)                              14,746,750                -

  Notes payable.......................................................                   1,800,000       2,533,333
                                                                                     -------------   -------------
     Total liabilities................................................                 297,336,629     231,305,028
                                                                                     -------------   -------------
Member's capital (deficit)
  Capital contributions...............................................                  60,000,000      60,000,000
  Accumulated deficit.................................................                (147,236,606)    (56,589,111)
                                                                                     -------------   -------------
     Total member's capital (deficit).................................                 (87,236,606)      3,410,889
                                                                                     -------------   -------------
Total liabilities and member's capital (deficit)......................               $ 210,100,023   $ 234,715,917
                                                                                     =============   =============

         See accompanying notes to consolidated financial statements.

                              US Xchange, L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                  Year Ended December 31,
                                                                  --------------------------------------------------------
                                                                      1999                  1998                   1997
                                                                  ------------          ------------           -----------
REVENUES..................................................        $ 26,429,789          $  7,015,310           $   206,682
                                                                  ------------          ------------           -----------
Costs and expenses
  Cost of communication services (excluding
   depreciation and amortization, shown separately
   below).................................................          37,739,781            16,338,583               749,662
  Selling, general and administrative.....................          40,554,373            28,679,670             5,065,589
  Depreciation and amortization...........................          13,190,549             3,257,055               189,347
                                                                  ------------          ------------           -----------
     Total costs and expenses.............................          91,484,703            48,275,308             6,004,598
                                                                  ------------          ------------           -----------
  Loss from operations....................................         (65,054,914)          (41,259,998)           (5,797,916)
                                                                  ------------          ------------           -----------
Interest expense..........................................         (29,537,206)          (13,838,996)              (30,452)
                                                                  ------------          ------------           -----------
Interest income...........................................           3,944,625             4,476,061                     -
                                                                  ------------          ------------           -----------
  Net loss................................................        $(90,647,495)         $(50,622,933)          $(5,828,368)
                                                                  ============          ============           ===========

         See accompanying notes to consolidated financial statements.

                              US Xchange, L.L.C.
             CONSOLIDATED STATEMENTS OF MEMBER'S CAPITAL (DEFICIT)

                                                                 Capital       Accumulated
                                                              Contributions      Deficit          Total
                                                              -------------  ---------------  -------------
Balance, January 1, 1997....................................  $           -   $    (137,810)  $   (137,810)
     Member capital contributions...........................      5,000,000               -      5,000,000
     Net loss for the year..................................              -      (5,828,368)    (5,828,368)
                                                                -----------   -------------   ------------

Balance, December 31, 1997..................................      5,000,000      (5,966,178)      (966,178)
     Member capital contributions...........................     55,000,000               -     55,000,000
     Net loss for the year..................................              -     (50,622,933)   (50,622,933)
                                                                -----------   -------------   ------------

Balance, December 31, 1998..................................     60,000,000     (56,589,111)     3,410,889
     Net loss for the year..................................              -     (90,647,495)   (90,647,495)
                                                                -----------   -------------   ------------

Balance, December 31, 1999..................................    $60,000,000   $(147,236,606)  $(87,236,606)
                                                                ===========   =============   ============

         See accompanying notes to consolidated financial statements.

                              US Xchange, L.L.C.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Year Ended December 31,
                                                           --------------------------------------------------------
                                                               1999                  1998                 1997
OPERATING ACTIVITIES
Net loss...........................................        $(90,647,495)        $ (50,622,933)        $ (5,828,368)

Adjustments to reconcile net loss to net cash used
in operating activities
  Depreciation and amortization....................          13,988,549             3,609,055              189,347
  Provision for uncollectible accounts.............             698,488               227,949                2,000
  Increase in unearned revenues....................           3,406,414                     -                    -
  Accrued interest on member subordinated debt.....             246,750                     -                    -
  Interest earned on restricted investments........          (3,437,351)           (2,262,063)                   -
   Changes in assets and liabilities:
     Accounts receivable...........................          (4,828,448)           (1,948,217)            (147,235)
     Other current assets..........................            (303,550)             (539,803)            (134,933)
     Accounts payable..............................          (1,977,689)            5,945,748            5,318,493
     Accrued liabilities...........................             589,461            16,502,288              205,166
                                                           ------------         -------------         ------------
     Net cash used in operating activities.........         (82,264,871)          (29,087,976)            (395,530)
                                                           ------------         -------------         ------------

INVESTING ACTIVITIES
Purchase of restricted investments.................                   -           (82,469,784)                   -
Decrease in restricted investments.................          30,500,000                     -                    -
Purchase of networks and equipment.................         (48,906,624)          (75,619,611)         (28,157,088)
Increase in other assets...........................          (1,891,092)             (375,770)             (11,096)
                                                           ------------         -------------         ------------
     Net cash used in investing activities.........         (20,297,716)         (158,465,165)         (28,168,184)
                                                           ------------         -------------         ------------

FINANCING ACTIVITIES
Proceeds from long-term debt.......................          64,500,000           201,211,000            2,789,000
Direct costs of financing..........................          (1,033,327)           (7,034,441)                   -
Repayment of long-term debt........................            (733,334)             (666,667)                   -
Advances from affiliated company...................                   -                61,211           20,875,304
Member capital contributions.......................                   -            33,900,000            5,000,000
                                                           ------------         -------------         ------------
     Net cash provided by financing activities.....          62,733,339           227,471,103           28,664,304
                                                           ------------         -------------         ------------
     Net Increase (Decrease) in Cash and
        Equivalents................................         (39,829,248)           39,917,962              100,590

Cash and equivalents, beginning of year............          40,018,552               100,590                    -
                                                           ------------         -------------         ------------

Cash and equivalents, end of year..................        $    189,304         $  40,018,552         $    100,590
                                                           ============         =============         ============

Supplemental disclosure of cash flow information
  Interest paid (net of amounts capitalized).......        $ 28,572,890         $     279,209         $     12,334
                                                           ============         =============         ============
Supplemental disclosure of non-cash financing
  activities
Conversion of advances to member's capital.........        $          -         $  21,100,000         $          -
                                                           ============         =============         ============

         See accompanying notes to consolidated financial statements.

                              US Xchange, L.L.C.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

     Business

     US Xchange, L.L.C. and its wholly-owned subsidiaries (Company) provide facilities-based competitive local telecommunications services in selected cities of the north central area of the United States. The Company operates in a single segment and its maximum duration is until December 2030. The Company competes with incumbent local exchange carriers (ILECs) by offering business and residential customers innovative and customized products, superior customer service and lower costs through the use of an advanced telecommunications systems network.

     From its inception in August 1996 until June 30, 1997, the Company was in the development stage. During that time, the Company's principal activities included developing its business plan, hiring management and other key personnel, designing the architecture for its network systems and negotiating an interconnection agreement with an ILEC.

     The Company's sole member and an affiliated company of the member provided equity funding to the Company of $60 million. In August 1999, the member agreed to provide up to $50 million in subordinated debt financing (see Note 3).

     Principles of Consolidation

     The consolidated financial statements include the accounts of US Xchange, L.L.C. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Fair Value of Financial Instruments

     The carrying amounts for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value. The fair value of long-term debt, including the senior secured facility, is estimated based on quoted market rates for similar financial instruments.

                                                          1999                                       1998
                                        ----------------------------------------  ------------------------------------------
                                          Carrying Amount         Fair Value        Carrying Amount          Fair Value
                                        --------------------  ------------------  --------------------  --------------------
Long-term debt                          $267,346,750          $228,346,750        $203,333,333          $203,333,333

     Cash and Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                              US Xchange, L.L.C.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivables. The risk is limited due to the large number of entities comprising the Company's customer base and the dispersion of those entities across many different industries and geographical areas. Credit is extended based on evaluation of the customer's financial condition and generally collateral is not required. Anticipated credit losses are provided for in the consolidated financial statements and have been within management's expectations.

     Networks and Equipment

     Networks and equipment are stated at cost. Leasehold improvements are amortized using the straight-line method over their useful life or lease term, whichever is shorter. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:

                                                                  Years
                                                             ----------------
          Telecommunications equipment.....................               5-8
          Fiber optic cable................................                20
          Leasehold improvements...........................             10-15
          Office furniture and equipment...................               3-7

     Costs directly related to the construction of network systems and facilities, including interest, are capitalized. Uncompleted portions of fiber optic networks are reported as networks in progress. Upon completion, the construction costs will be classified as fiber optic networks and depreciated over their useful lives. Interest expense capitalized in connection with construction projects amounted to approximately $4 million, $2.3 million and $2,000 in 1999, 1998 and 1997, respectively. Repairs and maintenance costs are expensed as incurred. The Company had firm commitments for capital expenditures of approximately $3.8 million at December 31, 1999.

     Long-Lived Assets

     The Company periodically reviews long-lived assets for impairment by comparing the carrying value of the assets to their estimated future undiscounted cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

     Revenue Recognition

     Revenues are recognized as services are provided to customers. Sales of indefeasible rights to use fiber or capacity (IRU) are recorded as unearned revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The revenue is recognized over the life of the agreement as services are provided beginning on the date of customer acceptance. There were no IRU revenues in 1999, 1998 or 1997.

                              US Xchange, L.L.C.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Advertising Costs

     Costs for advertising, which were approximately $2.1 million, $2 million and $180,000 for the years ended December 31, 1999 and 1998, and 1997 respectively, are expensed as incurred within the fiscal year

     Income Taxes

     The Company is treated as a partnership for U.S. federal income tax purposes. Income and losses are reported on the respective tax returns of the members, therefore, no provision for federal income taxes has been made in these consolidated financial statements.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Reclassifications

     Certain prior year amounts have been reclassified to conform to the 1999 presentation.

     New Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. This standard, as amended by SFAS 137 issued in June 1999, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.
Historically, the Company has not entered into derivative contracts and, therefore, does not expect that adoption of this standard will have a material impact on its consolidated financial statements.

2.   Restricted Investments

     Restricted investments consist of U.S. government securities and money market funds plus accrued interest thereon purchased in connection with the 15% Notes (see Note 3) to secure the first three years' interest payments on these notes. Interest payments are made semi-annually and commenced on January 1, 1999. All these investments are classified as held-to-maturity securities. Such investments are stated at cost, which approximates fair value, and are reported in both current and long-term assets, based upon the maturity dates of the individual securities.

                              US Xchange, L.L.C.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   Long-Term Debt

     On August 26, 1999, the Company entered into a line of credit agreement with its sole member for up to $50 million in subordinated debt financing. Borrowings under this arrangement totaled $14.5 million at December 31, 1999. Under this subordinated line of credit, interest accrues on outstanding borrowings at a floating rate equal to prime rate less 1.25% (effectively 7.25% at December 31, 1999), and borrowings are secured by all present and future assets of the Company and are subordinated to the indebtedness under the Company's current and any future secured credit facilities. Repayment of borrowings under this line of credit and all accrued interest will commence upon the repayment of all obligations under the Company's current and future secured credit facilities.

     On April 30, 1999, the Company obtained a $50 million senior secured credit facility pursuant to a loan and security agreement among the Company's wholly-owned subsidiary, US Xchange Finance Company, L.L.C., as borrower, the Company and its operating subsidiaries, as guarantors, and General Electric Capital Corporation (GE Capital), as Administrative Agent and lender. As of December 31, 1999 the full $50 million was outstanding. Issuance costs approximating $1 million are being ratably amortized over the term of the facility. Loans under this facility bear interest at a floating rate equal to either a defined base rate plus 3% or at LIBOR plus 4%, at the borrower's option. The effective interest rate was 10.45 % at December 31, 1999. Interest is payable at least on a quarterly basis. During 1999 unused portions of this facility were subject to a commitment fee ranging between .75% and 1.25% of the unused amount. The aggregate outstanding principal is repayable in quarterly installments, commencing July 31, 2002 and continuing through April 30, 2007, based upon the following annual debt reduction formula: 10%, 15%, 20%, 25% and 30%. Borrowings are secured by all present and future real and personal property, assets and revenues of the borrower and its subsidiaries. The Company and the subsidiaries of the borrower have guaranteed the repayment of all indebtedness under this facility.

     The senior secured revolving credit facility contains financial performance covenants regarding minimum quarterly revenues, maximum quarterly EBITDA losses and maximum annual capital expenditures, with which the Company did not comply for the quarter and the year ended December 31, 1999. (EBITDA consists of earnings (losses) before net interest, income taxes, depreciation and amortization.) GE Capital has agreed to forebear from exercising any remedies against the Company as a result of the non-compliance with these covenants through the earlier of a Termination Event, as defined in the forbearance agreement, or July 31, 2000 (the "forbearance period"). As a result, the Company has classified the GE Capital senior secured facility as a current liability since there is no assurance that GE Capital will not require repayment of this credit facility after the forbearance period expires. However, it is anticipated that this credit facility will be settled as a result of the impending merger of the Company's new parent (see footnote 8).

                              US Xchange, L.L.C.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     On June 25, 1998, the Company completed a sale of $200 million principal amount of 15% Senior Notes due 2008 (15% Senior Notes). Of the total net proceeds approximating $193 million, the Company placed approximately $82.5 million, representing funds, together with interest thereon, sufficient to pay the first six semi-annual interest payments on the 15% Senior Notes, into an escrow account for the benefit of the holders. Issuance costs approximating $7 million are being amortized ratably over the term of the debt. Interest on the 15% Senior Notes is payable semi-annually, on January 1 and July 1, commencing January 1, 1999. The Company made interest payments of $15.5 million and $15 million on January 1, 1999 and July 1, 1999, respectively, to the holders of the 15% Senior Notes. The 15% Senior Notes are non-callable and mature in full on July 1, 2008.

     The 15% Senior Notes are unsubordinated, unsecured senior indebtedness of the Company. The Company's subsidiaries have no obligation to pay amounts due on the 15% Senior Notes and do not guarantee the 15% Senior Notes. Therefore, the 15% Senior Notes are effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries.

     The 15% Senior Notes are subject to certain covenants that, among other things, restrict the ability of the Company and certain subsidiaries to incur additional indebtedness, pay dividends or make distributions or redemptions in respect of membership interests.

     On August 28, 1997, the Company entered into a credit facility agreement with a local bank that provided for borrowings of up to $4 million for the acquisition of office furniture, equipment and computer software and for construction costs related to leasehold improvements of office and switch site locations. In March 1998, the credit facility was fully utilized and converted into a term note payable in 60 equal monthly installments commencing April 1998. Amounts borrowed bear interest at 1/2% under the bank's prime rate or 2% over the bank's cost of funds, at the Company's option. The effective rate was 8.0% at December 31, 1999. Specific assets and the guarantee of an affiliated company owned by the Company's sole member secure all borrowings. The credit facility also provides that the affiliated company maintains minimum debt to tangible net worth and current ratio levels. At December 31, 1999, the affiliated company was in compliance with the covenant requirements.

     The aggregate principal repayments of long-term debt over the next five years is as follows:

          Year Ending
          December 31,
          ------------
          2000.................................................      $800,000
          2001.................................................       800,000
          2002.................................................       800,000
          2003.................................................       200,000

                              US Xchange, L.L.C.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   Related Party Transactions

     In connection with the Company's issuance of the 15% Senior Notes, advances from an affiliated company owned by the Company's sole member of $21.1 million were converted to member's capital as of March 31, 1998. Under an expense sharing agreement with the affiliated company, the Company incurred $318,500, $346,200 and $257,500 relating to management and administrative services for 1999, 1998 and 1997, respectively. In October 1999, the Company entered into a lease agreement with the affiliated company for certain office furniture in its corporate administrative offices. Total lease costs under this agreement for 1999 was $48,750.

     The Company also leases its corporate administrative offices from two companies each of which is 50% controlled by the same affiliated company owned by the Company's sole member. Rents paid under these lease agreements during 1999 and 1998 were $822,200 and $198,600, respectively. There were no rents for 1997.

     In June 1997, the Company entered into a lease agreement with another affiliated company owned by the member for aircraft transportation services. Total travel costs incurred under this arrangement for 1999, 1998 and 1997 was $75,200, $101,200 and $69,100, respectively.

5.   Employee Benefit Plan

     In May 1997, the Company established a 401(k) plan that covers substantially all employees. Employees who are 21 years of age or older are eligible to participate in the 401(k) plan upon completion of three months of service, at which time they may voluntarily contribute a percentage of compensation. Participants are eligible to receive Company matching contributions after completion of 12 months of service. The Company will match 50% of the participant's contribution up to a maximum of 3% of such participant's eligible annual compensation. Matching contributions vest to the participant over a five-year period. The cost of the plan in 1999 and 1998 was approximately $267,000 and $51,000, respectively. The Company was not required to make a contribution to the plan for 1997.

6.   Leases

     The Company leases administrative and sales office facilities, operating sites and certain equipment under noncancelable operating leases having initial or remaining terms of more than one year. Certain of the Company's facility leases include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs and/or require the

                              US Xchange, L.L.C.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company to pay certain maintenance and utility costs. Rental expense under these operating leases was $3.4 million, $1.7 million and $83,500 for 1999, 1998 and 1997, respectively

     Future minimum lease payments under noncancelable operating leases at December 31, 1999, were as follows:

     Year Ending                                 Office       Operating site
     December 31,                              facilities       facilities      Equipment        Total
     ------------                              ----------       ----------      ---------        -----
        2000.................................   $2,210,557       $631,785       $1,095,945     $3,938,287
        2001.................................    2,192,213        640,750          615,439      3,448,401
        2002.................................    1,980,657        634,812          307,200      2,922,669
        2003.................................    1,397,028        329,964            5,378      1,732,370
        2004.................................      580,073        237,739                -        817,812
        2005-2009............................            -        865,822                -        865,822

7.   Quarterly Financial Data (Unaudited)

                                                                1999
                                  ---------------------------------------------------------------
                                  First Quarter   Second Quarter   Third Quarter   Fourth Quarter
                                  -------------   --------------   -------------   --------------
     Revenues...................   $  4,339,438     $  5,947,990    $  7,480,351     $  8,662,010
     Operating loss.............    (15,985,086)     (16,429,878)    (17,188,349)     (15,451,601)
     Net loss...................    (20,808,244)     (22,222,439)    (24,386,946)     (23,229,866)

                                                                1998
                                  ---------------------------------------------------------------
                                  First Quarter   Second Quarter   Third Quarter   Fourth Quarter
                                  -------------   --------------   -------------   --------------

     Revenues...................   $    565,203     $  1,419,200    $  2,144,552     $  2,886,355
     Operating loss.............     (5,260,764)      (8,569,793)    (12,969,746)     (14,732,695)
     Net loss...................     (5,321,499)      (8,927,589)    (16,782,717)     (19,591,128)

     At December 31, 1999, the Company reclassified amortization of debt issuance costs to interest expense. These costs had previously been classified as depreciation and amortization expense. This reclassification changed the previously reported quarterly operating losses for 1999 and 1998 as follows:

                                  First Quarter   Second Quarter   Third Quarter   Fourth Quarter
                                  -------------   --------------   -------------   --------------
     1999

     As previously reported.....   $(16,184,586)    $(16,629,378)   $(17,387,849)
     Reclassification...........        199,500          199,500         199,500
                                  -------------   --------------   -------------
                                   $(15,985,086)    $(16,429,878)   $(17,188,349)
                                  =============   ==============   =============

     1998
     As previously reported.....   $ (5,260,764)    $ (8,569,793)   $(12,872,746)    $(14,908,695)
     Reclassification...........              -                -         176,000          176,000
                                  -------------   --------------   -------------   --------------
                                   $ (5,260,764)    $ (8,569,793)   $(12,696,746)    $(14,732,695)
                                  =============   ==============   =============   ==============

                              US Xchange, L.L.C.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   Subsequent Event.

     On May 14, 2000, the new parent of the Company, a corporation wholly-owned by the Company's sole member, entered into a definitive merger agreement with Choice One Communications, Inc. (Choice One), a publicly-held company. Under terms of the agreement, Choice One will exchange 7 million shares of its common stock and $311 million in net cash for all of the outstanding common stock of the Company's parent. In addition, as a condition of the merger, substantially all of the holders of the 15% Senior Notes have agreed to a redemption price equal to 109% of their principal amount plus accrued interest, if any, to the closing date of the merger. Based on the price of Choice One's stock as of the close of business on the day before the merger announcement, the merger is valued at approximately $518 million. The merger is subject to regulatory approvals and other customary conditions.